Exhibit 99.1

WALKER INNOVATION ANNOUNCES FIRST QUARTER RESULTS

Over $23 Million of Cash and Cash Equivalents as of March 31, 2018

Year-Over-Year Operating Expenses Decrease by Over 49%.

Stamford, CT – May 7, 2018 – Walker Innovation Inc. (OTCQB: WLKR) (“Walker Innovation” or the “Company”), which seeks to develop and commercialize its unique portfolio of intellectual property assets through licensing and enforcement operations and is pursuing an effort to acquire one or more operating businesses, today announced first quarter 2018 results.

First Quarter 2018 Highlights

●	As of March 31, 2018, Walker Innovation had in excess of $23 million in cash, cash equivalents and short-term investments, and no outstanding long-term debt on its consolidated balance sheet.

●	Operating expenses were $0.7 million in the first quarter of 2018, a 49% reduction compared to the first quarter of 2017, and a 6% reduction compared to the previous quarter ended December 31, 2017.

●

The Company reported net loss for the first quarter of 2018 of $0.6 million, or ($0.03) per common share, compared to net loss of $1.2 million, or ($0.06) per common share on a fully diluted basis, in the prior-year period.

“Although we have continued to reduce our operating expenses, our primary focus remains identifying and assessing acquisitions and other opportunities that can create shareholder value” said Jonathan Siegel, Chief Executive Officer.

First Quarter 2018 Results

Walker Innovation reported no revenue for both the first quarter of 2018 and 2017. As previously stated, the timing and results of patent prosecution and the Company’s enforcement proceedings relating to its intellectual property rights will fluctuate from period to period and is unpredictable.

Total operating expenses for the first quarter 2018 were approximately $0.7 million, including costs associated with patent prosecution and maintenance, versus $1.2 million in the prior-year period, primarily due to reduced overhead by eliminating positions and streamlining processes to conserve cash across its business.

Net loss for the first quarter of 2018 was $0.6 million compared to net loss for the first quarter of 2017 of $1.2 million. Net loss per common share for the first quarter of 2018 was ($0.03), compared to net loss per common share of ($0.06) for the first quarter of 2017.

Liquidity and Capital Resources

As of March 31, 2018, Walker Innovation had $23.3 million in cash, cash equivalents and short-term investments, no outstanding long-term debt on its consolidated balance sheet.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Walker Innovation, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Walker Innovation Inc.

Walker Innovation (OTCQB: WLKR) owns and seeks to commercialize, license and enforce the unique portfolio of intellectual property developed by inventor and entrepreneur Jay Walker, who serves as the Company’s Executive Chairman. The Company has a history of performing innovation services that help companies improve their internal product and business development efforts. The Company’s current plan of operations includes an effort to acquire, through merger, share exchange or other transactions, one or more operating businesses, or control of such operating businesses through contractual arrangements. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Mr. Walker currently ranks as the world’s 12th most patented living individual, based on U.S. patent issuances according to Wikipedia.  Additional information regarding the company can be found at  www.walkerinnovation.com

Investor Contact for Walker Innovation Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues:
Licensing fees	$--	$--
Total revenues	--	--

Cost of Revenue:
Legal and consulting contingency fees	--	--
Total cost of revenue	--	--

Net revenue	--	--

Operating expenses:
Other legal and consulting fees	2	100
Patent prosecution and maintenance fees	14	33
Compensation and benefits	301	679
Professional fees	216	278
General and administrative	123	194

Total operating expenses	656	1,284

Operating (loss)	(656)	(1,284)

Other income:
Other income	--	120
Interest income	41	4

Net (loss) income	$(615)	$(1,160)

Net (loss) per common share:
Basic and diluted	$(0.03)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	20,094	20,742

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$3,313	$24,041
Short-term investment	20,000	25
Prepaid and other current assets	92	73
Total current assets	23,405	24,139

TOTAL ASSETS	$23,405	$24,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$66	$121
Accrued expenses	134	229
Total current liabilities	200	350

TOTAL LIABILITIES	200	350

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized	--	--
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,184,744 and 21,134,744 shares issued and 20,094,314 outstanding as of March 31, 2018 and December 31, 2017 respectively	21	21
Treasury stock, 1,090,430 and 393,172 shares, at cost as of March 31, 2018 and December 31, 2017, respectively	(1,122)	(1,122)
Additional paid-in capital	47,381	47,350
Accumulated deficit	(23,090)	(22,475)
TOTAL STOCKHOLDERS’ EQUITY	23,205	23,789

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,405	$24,139